INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made this [    ] day of [    ] by and between (i) VALIC Company I (the “Company”), acting on behalf of itself and each of its portfolio series, whether existing on the date hereof or subsequently established (each, a “Fund” and collectively, the “Funds”) and (ii) the director of the Company whose name is set forth on the signature page (the “Indemnitee”).

WHEREAS, the Indemnitee currently serves as a Director (as defined below) of the Company and, as a result of Indemnitee’s service, may be subjected to Proceedings (as defined below); and

WHEREAS, as an inducement to the Indemnitee to continue to serve as a Director, the Company has agreed to indemnify the Indemnitee against expenses and costs incurred by the Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Board of Directors” means the Board of Directors of the Company.

(b) “Bylaws” means the bylaws of the Company, as amended, restated and in effect from time to time.

(c) “Charter” means the charter of the Company, as amended, restated, supplemented and in effect from time to time.

(d) “Director” means a director of the Company.

(e) “Disabling Conduct” means, as to a Director of the Company, willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Director’s office as set forth in Section 17(h) of the Investment Company Act of 1940, as amended (the “1940 Act”).

(f) “Disinterested Director” means a Director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advance of Expenses is sought by the Indemnitee and who is not an “interested person” of the Company as that term is defined by Section 2(a)(19) of the 1940 Act.

(g) “Expenses” shall include all reasonable attorneys’ fees and all reasonable costs, including, without limitation, retainers, court costs, arbitration and mediation costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or being or preparing to be a respondent in connection with, a Proceeding.

(h) “Independent Counsel” means (i) the then-current legal counsel to the Independent Directors or (ii) other legal counsel chosen by a majority of the Independent Directors (or if there are no Independent Directors with respect to the matter in question, by a majority of the Directors who are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act) and determined by them in their reasonable judgment to be independent.

(i) “Liability” means judgments, penalties, fines, amounts paid in settlement or compromise and all other liabilities.

(j) “Proceeding” includes any threatened, pending or completed claim, action, suit, regulatory inquiry, demand, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding or occurrence of a similar nature (including appeals), whether civil, criminal, administrative, investigative or other, except one initiated by the Indemnitee pursuant to Section 7 of this Agreement to enforce the Indemnitee’s rights under this Agreement.

(k) “Status” means the status or former status of a person as a director, officer, employee or agent of the Company.

Section 2. Services by Indemnitee. The Indemnitee agrees to continue to serve as a Director of the Company and may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law, the Charter, the Bylaws or any policies of the Company). The Company shall have no obligation under this Agreement to continue the Indemnitee in such position, but the Indemnitee shall nevertheless retain all rights provided under this Agreement.

Section 3. Indemnification – General. The Company shall indemnify (from the assets of one or more Funds), and advance Expenses to, the Indemnitee (a) as specifically provided in this Agreement and (b) otherwise to the fullest extent permitted by applicable law in effect on the date hereof and as amended from time to time; provided, however, that, to the maximum extent permitted by applicable law, no change in applicable law shall have the effect of reducing the benefits available to the Indemnitee hereunder based on applicable law as in effect on the date hereof. The rights of the Indemnitee provided in this section shall include, but shall not be limited to, all rights set forth in the other sections of this Agreement.

Section 4. Rights of Indemnification.

(a) The Indemnitee shall be indemnified by the Company against all Liability and against all Expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with any Proceeding in which the Indemnitee is, or is threatened to be, made a party or otherwise by virtue of his or her Status, whether or not such Proceeding is brought by or in the right of the Company and irrespective of when the conduct that is the subject of the Proceeding occurred, provided that no indemnification shall be provided hereunder to the extent that the Indemnitee engaged in conduct for which indemnification may not lawfully be provided to the Indemnitee (including any Disabling Conduct).

(b) Without limiting any other rights of the Indemnitee under this Agreement, if the Indemnitee is, pursuant to the terms hereof, entitled to indemnification as to one or more but less than all claims, matters or issues in a Proceeding, the Company shall indemnify the Indemnitee against all Liability and against all Expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with each claim, matter or issue for which the Indemnitee is entitled to indemnification under this Agreement.

Section 5. Advancement of Expenses. The Company, on behalf of a Fund to which the conduct in question related, shall advance all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with any Proceeding in which the Indemnitee is, or is threatened to be, made a party or otherwise by virtue of his or her Status, within 10 business days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnitee to repay any Expenses advanced if it shall be ultimately determined that the Indemnitee is not entitled to indemnification under this Agreement as to such Expenses; provided, that at least one of the following additional conditions must also be met: (i) Indemnitee shall provide security for Indemnitee’s undertaking in an amount and form acceptable to the Company as determined by a majority of the Disinterested Directors, (ii) the Company is insured against losses arising by reason of the advance or (iii) a determination by either (a) a majority of the Disinterested Directors or (b) an Independent Counsel in a written opinion, in each case based on a review of facts readily available to the Company at the time the advance is proposed to be made, that there is reason to believe that Indemnitee ultimately will be found entitled to indemnification. Furthermore, any such advancement shall be subject to the requirements and limitations of Section 17(h) of the 1940 Act, as it may be amended.

Section 6. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under Sections 3, 4, or 5 of this Agreement, the Indemnitee shall submit to the Company a written request substantially in the form of Exhibit A. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

(b) Upon written request by the Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be promptly made in the specific case: (i) by a final decision on the merits by a court or other body before whom the Proceeding was brought that Indemnitee was not liable by reason of Disabling Conduct or (ii) in the event that at the time of Indemnitee’s written request, there shall have been no final adjudication on the merits by a court or other body, then by a reasonable determination, based upon a review of the facts, that Indemnitee was not liable by reason of Disabling Conduct, by (i) the Board of Directors by a majority vote of a quorum consisting of the Disinterested Directors, (ii) a majority vote of a committee of the Board of Directors consisting of one or more Disinterested Directors designated to act in the matter by a majority vote of the Disinterested Directors or (iii) Independent Counsel in a written opinion. In making such determination, the Disinterested Directors or Independent Counsel making the determination shall afford the Indemnitee a rebuttable presumption that the Indemnitee has not engaged in conduct for which indemnification may not lawfully be provided. If it is determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within 10 business days after such determination. The Indemnitee shall cooperate with the person(s) making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person(s) upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the person(s) making such determination, in response to a request by such person(s), shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification).

(c) The knowledge and/or actions, or failure to act, of any other director, officer, employee or agent of the Company or other enterprise shall not be imputed to Indemnitee for purposes of determining any right to indemnification under this Agreement.

(d) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

Section 7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that the Indemnitee is not entitled to indemnification, (ii) advancement of Expenses is not timely made pursuant to Section 5, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) within 90 days after receipt by the Company of the request for indemnification, or (iv) payment of indemnification is not made within 10 business days after a determination has been made that the Indemnitee is entitled to indemnification pursuant to Section 6 of this Agreement, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Maryland, or in any other court of competent jurisdiction, of the Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, the Indemnitee, at the Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Indemnitee shall commence such proceeding seeking adjudication or an award in arbitration within 180 days after the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 7.

(b) In the event that the Indemnitee, pursuant to Section 7(a), seeks a judicial adjudication of or an award in arbitration to enforce the Indemnitee’s rights under, or to recover damages for breach of this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 1) actually and reasonably incurred by the Indemnitee in such judicial adjudication or arbitration, but only if the Indemnitee prevails therein.

If it shall be determined in said judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated in the same proportion as the amount of the indemnification or advancement of expenses awarded in the judicial adjudication or arbitration.

Section 8. Non-Exclusivity; Insurance; Subrogation; Exclusions.

(a) The rights of indemnification and advancement of Expenses as provided by this Agreement shall be several and shall not be deemed exclusive of or affect any other rights to which the Indemnitee may at any time be entitled under applicable law, the Charter or Bylaws of the Company, any subsequent agreement, a vote of shareholders or a resolution of Directors, or otherwise. Unless consented to in writing by Indemnitee, no amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect of any action taken or omitted by the Indemnitee in Indemnitee’s Status prior to such amendment, alteration or repeal.

(b) To the extent that the Company maintains liability insurance for directors, officers, employees, or agents of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available (including coverage after the Indemnitee is no longer serving as a director, officer, employee or agent for acts and omissions or alleged acts or omissions while serving in one or more such capacities) for any such director, officer, employee or agent under such policy or policies.

(c) In the event of any payment under this Agreement, when the Indemnitee has been fully and indefeasibly indemnified (hereunder and/or otherwise) in respect of all Expenses and Liability actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with a Proceeding by reason of the Indemnitee’s Status, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder to the extent the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e) Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be liable for indemnification or advancement of Expenses in connection with any settlement or judgment for insider trading or for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Section 9. Limitation of Liability. The parties hereto agree that the obligations of the Company under this Agreement shall not be binding upon any of the directors, trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company, as provided in the Charter. The execution and delivery of this Agreement have been authorized by the Board of Directors and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Board of Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Company as provided in the Charter.

Section 10. Duration of Agreement. This Agreement shall be effective against the Company as of the date hereof and supersedes any and all prior agreements between the Company and the Indemnitee with respect to the subject matter hereof. If Indemnitee is no longer serving as a director, officer, employee or agent of the Company, this Agreement shall continue as to the Indemnitee with respect to any Proceeding in respect of which the Indemnitee is granted rights to indemnification or advancement of Expenses hereunder. This Agreement shall be binding upon the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Indemnitee and Indemnitee’s heirs, executors, administrators and legal representatives. Other than an assignment or deemed assignment to any of the foregoing solely in the event of the Indemnitee’s death, Indemnitee may not assign his or her rights under this Agreement without the prior written consent of the Company. The Company agrees that it shall not sell, assign or otherwise transfer all or substantially all of its assets, or merge or reorganize with any other entity or series thereof, unless the entity or series to which such sale, assignment or transfer is being made, or that is the survivor of any such merger or reorganization, agrees to assume all of the obligations (whether contingent or otherwise) of the Company hereunder.

Section 11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability or the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the maximum extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby. To the extent that any provision of this Agreement conflicts with a provision in the Charter or Bylaws, the applicable provision of the Charter or Bylaws shall control.

Section 12. Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by the Indemnitee (other than a Proceeding under Section 7(a) of this Agreement), unless the bringing of such Proceeding or making of such claim shall have been approved by a vote of a majority of the members of the Board of Directors.

Section 13. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 14. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 15. Modification and Waiver.

(a) No supplement, modification or amendment shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(b) In the event that additional Funds are created and added to the Company from time to time, the additional Fund shall be deemed a “Fund” for all purposes of this Agreement as of the date that it is created and added to the Company.

Section 16. No Third Party Beneficiaries. Notwithstanding any provision herein to the contrary, this Agreement is not intended to create any third party beneficiaries.

Section 17. Notice by Indemnitee; Defense of Underlying Proceeding.

(a) The Indemnitee shall promptly notify the Company in writing upon being served, or otherwise provided, with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the applicable Fund’s ability to defend Indemnitee in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b) Subject to the provisions of the last sentence of this Section 17(b) and of Section 17(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within a reasonable period of time following receipt of notice of any such Proceeding under Section 17(a) above. The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise with respect to Indemnitee which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee or (iii) would impose any Expense, judgment, fine, penalty or limitation on Indemnitee. The Company shall not be obligated indemnify Indemnitee against amounts paid in settlement of a matter involving Indemnitee if such settlement is effected by Indemnitee without the Company’s written consent, which shall not be unreasonably withheld. This Section 17(b) shall not apply to a Proceeding brought by Indemnitee under Section 7 of this Agreement.

(c) Notwithstanding the provisions of Section 17(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved in the manner provided below (“Approved Separate Counsel”), that Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of an Approved Separate Counsel, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by an Approved Separate Counsel of Indemnitee’s choice (provided that such counsel shall not have a material conflict of interest with the Company or the investment adviser to the Company), at the expense of the Company. A separate legal counsel selected by an Indemnitee pursuant to this Section 17(c) shall become an Approved Special Counsel upon the approval of a majority of the Disinterested Directors or, if there are no Disinterested Directors, the approval of the Board of Directors. Such approval shall not be unreasonably withheld or delayed.

Section 18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is mailed:

(a)	If to the Indemnitee, to:

[ ]

2929 Allen Parkway

Houston, TX 77019

with copies to:

David M. Leahy, Esq.

Sullivan & Worcester LLP

1666 K Street, NW

Washington, DC 20006

With an additional copy by email to:

dleahy@sullivanlaw.com

(b)	If to a Fund, to:

Kathleen D. Fuentes, Esq.

Secretary of the Company

c/o SunAmerica Asset Management, LLC

185 Hudson Street, Suite 3300

Jersey City, NJ 07311-4992

With an additional copy by email to:

kfuentes@aig.com

with copies to:

David M. Leahy, Esq.

Sullivan & Worcester LLP

1666 K Street, NW

Washington, DC 20006

With an additional copy by email to:

dleahy@sullivanlaw.com

or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

Section 19. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

Section 20. Separate Agreements. This Agreement represents separate agreements between Indemnitee and the Company, and the obligations assumed by the Company hereunder shall be limited in all cases to the assets of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VALIC Company I, on behalf of Itself and each of its Funds

By:	John T. Genoy
Title:	President

AGREED TO AND ACCEPTED BY:

Name: [ ]

EXHIBIT A

AFFIRMATION AND UNDERTAKING TO REPAY EXPENSES ADVANCED

To:	The Board of

Re:	Affirmation and Undertaking

Ladies and Gentlemen:

This Affirmation and Undertaking is being provided pursuant to that certain Indemnification Agreement, dated the          day of                 , 20     , by and between VALIC Company I, a Maryland corporation (the “Company”), and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of Expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm my good faith belief that at all times, insofar as I was involved as a Director of the Company, in any of the facts or events giving rise to the Proceeding, I (1) did not act with bad faith or active and deliberate dishonesty, and did not engage in Disabling Conduct, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance by the Company for Expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or Disabling Conduct or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this              day of                             , 20    .

Name: